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                                                                     Exhibit 2.1


                               ARTICLES OF MERGER


     These Articles of Merger and Share Exchange are hereby entered into this 15 day of February by and between Direct Rx Healthcare, Inc., a Florida Corporation, and Direct Rx, Inc., an Ohio Corporation.


                                  WITNESSETH:

1. PLAN OF MERGER AND SHARE EXCHANGE

     Direct Rx, Inc., an Ohio Corporation, shall be merged into Direct Rx Healthcare, Inc., a Florida Corporation ("Merger"). Direct Rx Healthcare, Inc. shall be the surviving corporation. Direct Rx, Inc. owns 100% of the issued and outstanding common capital stock of Direct Rx Healthcare, Inc., and therefore this is a Merger of a parent corporation into its wholly-owned subsidiary corporation and is done for the purpose of changing the domicile of Direct Rx, Inc., to the State of Florida. All issued and outstanding common capital stock of Direct Rx, Inc. shall be exchanged for common capital stock of Direct Rx Healthcare, Inc. on a one for one basis. ("Share Exchange"). The complete terms and conditions of the Merger and Share Exchange are set forth in the Agreement and Plan of Merger, attached hereto and incorporated herein by reference as Exhibit A.

2. SURVIVING CORPORATION

     The surviving corporation shall be Direct Rx Healthcare, Inc., a Florida Corporation.

3. EFFECTIVE DATE OF MERGER

     The Merger shall be effective on the date of filing these Articles of Merger and Share Exchange with the Florida Department of State.

4. ADOPTION BY DIRECTORS AND SHAREHOLDERS

     a. Direct Rx Healthcare, Inc. The Merger and Share Exchange was adopted by the Board of Directors and the Shareholders of Direct Rx Healthcare, Inc. on January 28, 1998.

     b. Direct Rx, Inc. The Merger and Share Exchange was adopted by the Board of Directors of Direct Rx, Inc., on January 28, 1998, and by the Shareholders of Direct Rx, Inc. on February 10, 1998.

EXECUTED on the date and year first written above.

DIRECT RX HEALTHCARE, INC., Florida Corporation    DIRECT RX, INC., an Ohio
                                                   Corporation

By:  /s/ Kotha S. Sekharam                         By:  /s/ Jugal Taneja
   ---------------------------------------------       ------------------------
   Dr. Kotha S. Sekharam, President                    Jugal Taneja, Chairman
                                                       of the Board

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is entered into this 30th day of January, 1998, by and between Direct Rx, Inc., an Ohio corporation, (hereafter referred to as "Ohio Direct") and Direct Rx Healthcare, Inc., a newly formed Florida corporation (hereafter referred to as "Florida Direct").

                                   RECITALS:

     WHEREAS, Ohio Direct is a corporation duly organized and incorporated pursuant to and under the laws of the State of Ohio and is the parent corporation of Direct Rx Healthcare, Inc., a Florida corporation ("Florida Direct") and owns beneficially one hundred percent (100%) of the issued and outstanding stock of Florida Direct; and

     WHEREAS, the principal office of Ohio Direct is now in Tampa, Florida and a substantial portion of the consolidated business and revenues of Ohio Direct is generated in Florida; and

     WHEREAS, it has been determined by and resolved by the Board of Directors of Ohio Direct that it is in the best interests of the business and operations of Ohio Direct for Ohio Direct to be domiciled in Florida; and

     WHEREAS, Florida Direct was formed for the purpose of merging with Ohio Direct so as to change the domicile of Ohio Direct to the State of Florida; and

     WHEREAS, this Agreement and Plan of Merger ("Agreement") has been authorized, approved and recommended by the Board of Directors of Ohio Direct, subject to the approval of the shareholders of Ohio Direct as required by law, and has been duly authorized and approved by both the Board of Directors and shareholders of Florida Direct.

     NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, Ohio Direct and Florida Direct hereby agree as follows:

     1. RECITALS INCORPORATED. The above Recitals are incorporated by reference into this Agreement.

     2. MERGER. Subject to the approval of the shareholders of Ohio Direct as required by law and its Articles of Incorporation, Ohio Direct shall be merged into Florida Direct and Florida Direct shall be the surviving corporation ("Merger"), as a Florida corporation, pursuant to the following terms and conditions:

     a. Upon the effective date of the Merger, Ohio Direct as an Ohio corporation shall no longer exist except to the extent and for such purposes as required by the laws of the State of Ohio.

     b. Upon the effective date of the Merger, Florida Direct shall be the surviving corporation and shall continue to be a domestic Florida corporation, with its principal office located at:

               5905-A Hampton Oaks Parkway
               Tampa, FL 33610

     c. Upon the effective date of the Merger, Florida Direct, as the surviving corporation, desires to continue to transact business in the State of Ohio, and in that respect appoints the
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          following as its statutory agent for purposes of service of any process, notice or demand upon such statutory agent or the Ohio Secretary of State:

     d. Upon the effective date of the Merger, all of the assets of Ohio Direct, of any nature whatsoever, tangible or intangible, shall be and become the property of Florida Direct and Florida Direct shall assume and become responsible for all debts and liabilities, of any nature whatsoever, of Ohio Direct.

     e. As a part of the Merger, there shall be an exchange of the common capital stock of Ohio Direct for the common capital stock of Florida Direct, pursuant to Paragraph 5 below.

     f. The Merger shall be in compliance with the laws of the State of Ohio as to Ohio Direct and its shareholders and the State of Florida as to Florida Direct and its subsidiaries.

     g. Any shareholder of record of Ohio Direct to the extent that he/she/it does not vote in favor of the Merger shall be entitled to and have the rights of a dissenting shareholder with respect to the Merger, pursuant to Sections 1701.84 and Section 1701.85 of the Ohio General Corporation Law, and the Board of Directors of Ohio Direct shall fully advise all shareholders in writing of such dissenters' rights in any proxy statement or other notice applicable to the meeting of shareholders at which such shareholders will vote on the Merger.

     h. The sole shareholder of the issued and outstanding stock of Florida Direct, has authorized and approved the Merger, and, therefore, there exist no rights of dissenting shareholders of Florida Direct pursuant to Florida Corporation Laws.

     i. Upon the effective date of the Merger, the Articles of Incorporation and By-Laws of Florida Direct, which are substantially the same as the Articles and By-Laws of Ohio Direct, shall be and remain as they exist as of the date of this Agreement.

     j. Upon the effective date of the Merger, the Directors and Officers of Florida Direct shall be the same as the present Directors and Officers of Ohio Direct.

     3. FILING OF CERTIFICATES OR ARTICLE OF MERGER. Upon the approval of the Merger by the shareholders of Ohio Direct, Ohio Direct, through its respective officers, shall file with the Ohio Secretary of State, such certificates or articles of merger as is require by law to effectuate the completion of the Merger ("Ohio Certificate"). Upon the approval of the Merger by the shareholders of Ohio Direct, Florida direct, through its respective officers, shall file with the Florida Secretary of State, such certificates or articles of merger as is require by law to effectuate the completion of the Merger ("Florida Certificate").

     4. EFFECTIVE DATE. The effective date of the Merger shall be the latest of the date upon which the last to be filed of the Ohio Certificate and Florida Certificate is filed.

     5. STOCK EXCHANGE. The common capital stock of Ohio Direct shall be converted into and exchanged for the common capital stock of Florida Direct, the surviving corporation, in the following manner and on the following basis:

a. It is intended that as a result of the Merger: (i) each present shareholder of Ohio Direct shall have the same number of shares of common capital stock and the same percentage of equity in Florida Direct as such shareholder presently has in Ohio Direct; and (ii) each holder of any option or other right to purchase or otherwise acquired common capital stock of Ohio Direct shall have the same rights to purchase or otherwise acquire the same number of shares of common capital stock of Florida Direct.

b.   The stock exchange shall be on a one (1) to one (1) basis, i.e. each one
     (1) share of common capital stock of Ohio Direct shall be exchanged for one
     (1) share of common capital stock of Florida Direct ("Stock Exchange").

c. Each option or other right to purchase or otherwise acquire common capital stock of Ohio Direct shall be converted into an identical option or other right to purchase or otherwise acquire common capital stock of Florida Direct, subject to the same terms and conditions as presently exist ("Option Conversion").

d. Simultaneously with the Stock Exchange and the Option Conversion, the existing issued and outstanding common capital stock of Florida Direct shall be redeemed or canceled without any payment or other monetary consideration.

e. The Stock Exchange and Option Conversion shall be pursuant to a procedure determined by the Boards of Ohio Directors of Ohio Direct and Florida Direct in accordance with and in compliance with all applicable federal and state laws, including but not limited to applicable federal and state securities laws, rules and regulations.

6. Compliance. This Agreement shall be performed and the Merger accomplished in conformity and compliance with all applicable federal and state laws, rules and regulations.

7. Abandonment. This Agreement and the Merger may be terminated and abandoned at any time prior to the first to be filed of the Ohio Certificate or the Florida Certificate by the Board of Directors of Ohio Direct.

     EXECUTED on the date and year first written above in Tampa, Florida.

Direct Rx, Inc., an Ohio corporation    Direct Rx Healthcare, Inc., a Florida corporation



By /s/ Jugal Taneja                     By /s/ Dr. Kotha S. Sekharam
  -----------------------------------      --------------------------------
  Jugal Taneja, Chairman of the Board      Dr. Kotha S. Sekharam, President
